1

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ______)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]
Check the appropriate box:
[   ]  Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)) [X] Definitive Proxy Statement [ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
240.14a-12

                      INDUSTRIAL SERVICES OF AMERICA, INC.
                    ---------------------------------------
               (Name of Registrant as Specified in Its Charter)

                    ---------------------------------------
                  (Name of Person(s) Filing Proxy Statement,
                         if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
      (1)Title of each class of securities to which transaction applies:
         ------------------------------------------------
      (2)Aggregate number of securities to which transaction applies:
         ------------------------------------------------
      (3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         ------------------------------------------------
      (4)Proposed maximum aggregate value of transaction:
         ------------------------------------------------
      (5)Total fee paid:
         ------------------------------------------------

[   ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      (1)Amount Previously Paid:
         -----------------------------------------------
      (2)Form, Schedule or Registration Statement No.:
         -----------------------------------------------
      (3)Filing Party:
         -----------------------------------------------
      (4)Date Filed:
         -----------------------------------------------

                      INDUSTRIAL SERVICES OF AMERICA, INC.

                                    -------

                   Notice of Annual Meeting of Shareholders
                           To Be Held on May 21, 1998

                                    -------

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of INDUSTRIAL SERVICES OF AMERICA, INC. (the "Company") will be held at Building No. 1, 7100 Grade Lane, Louisville, Kentucky, on Thursday, May 21, 1998 at 10:00 A.M. (Eastern Daylight Time), for the following purposes:

      (1)  To elect five directors for a term expiring in 1999;

      (2) To ratify the selection of Crowe, Chizek and Company, LLC as the Company's independent auditors for the fiscal year ending December 31, 1998; and

      (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

      Only shareholders of record at close of business on April 23, 1998 are entitled to notice of and to vote at the Annual Meeting. In the event the Annual Meeting should be adjourned to a date or dates later than May 21, 1998, the Board of Directors will establish a new record date for purposes of determining those shareholders entitled to notice of and to vote at any such adjournments. The transfer books will not be closed.

                               By Order of the Board of Directors

                                 CHERYL BENNETT
                               Corporate Secretary

7100 Grade Lane
Louisville, Kentucky 40213
April 23, 1998


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                      INDUSTRIAL SERVICES OF AMERICA, INC.
                                 7100 GRADE LANE
                           LOUISVILLE, KENTUCKY 40213


                                 PROXY STATEMENT

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Industrial Services of America, Inc., a Florida corporation (the "Company"), to be used at the 1998 Annual Meeting of Shareholders of the Company to be held at 10:00 A.M. (Eastern Daylight Time) on May 21, 1998, and at any and all adjournments thereof, for the purposes set forth in the accompanying Notice of the meeting.

      Shares represented by duly executed proxies in the accompanying form received prior to the meeting and not revoked will be voted at the meeting or at any adjournments within 120 days thereof in accordance with the choices specified on the ballot. If no choices are specified, it is the intention of the persons named as proxies in the accompanying form of proxy to vote for the nominees for election as directors and for the ratification of independent auditors for the 1998 fiscal year. Such proxy may be revoked by the person executing it at any time before the authority thereby granted is exercised by giving written notice to the Secretary of the Company, by delivery of a duly executed proxy bearing a later date or by voting in person at the meeting. Attendance at the meeting will not have the effect of revoking a proxy unless the shareholder so attending so notifies the secretary of the meeting in writing prior to voting of the proxy.

      The expenses of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling and mailing this proxy statement and the accompanying form of proxy, will be borne by the Company. In addition to the solicitation of proxies by mail, certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in so doing.

      The presence in person or by proxy of shareholders holding a majority of the outstanding shares of the Company's Common Stock will constitute a quorum for the transaction of all business at the Annual Meeting. A shareholder voting for the election of directors may withhold authority to vote for all nominees for directors or may withhold authority to vote for certain nominees for directors. A shareholder may also abstain from voting on the proposal to ratify the selection of independent auditors for the 1998 fiscal year. Votes withheld from the election of any nominee for director and abstentions from any other proposal will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on any matter. If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, those shares will not be considered as present and entitled to vote with respect to that matter.

      This proxy statement and the accompanying form of proxy are being mailed to shareholders commencing on or about April 27, 1998.

                                VOTING SECURITIES

      Only shareholders of record at the close of business on April 23, 1998 are entitled to vote at the Annual Meeting or any adjournments within 120 days thereof. As of March 16, 1998 there were 1,929,600 shares of the Company's Common Stock outstanding and entitled to vote plus an additional 27,900 shares of Common Stock held by the Company as Treasury Stock.

      Each share of Common Stock entitles the holder to one vote on all matters presented at the Annual Meeting.

      The following table sets forth certain information regarding those persons known to management as of March 16, 1998 of the Company to own of record or beneficially more than five percent of the outstanding shares of the Company's Common Stock and ownership of such Common Stock by all directors and officers of the Company as a group:

                                                                    Amount   and
Nature                         Percent
                                 of Beneficial        of
      Name and Adress          Ownership (1)(2)(3)  Class (1)
      ---------------          -------------------  ---------

Harry Kletter                      822,304 (4)(5)(6)     42.62%    1208    Park
Hills Court
   Louisville, Kentucky 40207

K & R Corporation                  472,304 (7)      24.48%
   7100 Grade Lane
   Louisville, Kentucky 40213

Roberta Kletter                    200,000 (8)      10.36%         1208    Park
Hills Court
   Louisville, Kentucky 40207

All directors and officers
   As a group                    1,022,304               52.98%

(1)The table reflects share ownership and the percentage of such share ownership as of March 16, 1998. The percentages are determined on the basis of 1,929,600 shares of Common Stock outstanding and exclusive of the additional 27,900 shares of Common Stock held by the Company as Treasury Stock.

(2)Except as otherwise indicated, each person or entity shown has sole voting and investment power with respect to the shares of Common Stock owned by him or it.

(3)Information with respect to beneficial ownership has been obtained from the Company's shareholder records and from information provided by shareholders.

(4)Includes 472,304 shares of Common Stock beneficially owned by K & R Corporation, the sole shareholder of which is Harry Kletter. Does not include 200,000 shares of Common Stock beneficially owned by Roberta Kletter, the spouse of Harry Kletter, as to which shares he disclaims beneficial ownership.

(5)Exclusive of a non-qualified option to purchase 500,000 shares of the Common Stock at an exercise price of $5.00 per share granted by the Board on February 16, 1998 to Harry Kletter since the option is not presently exercisable within 60 days. The vesting schedule is as follows: (i) Following July 1, 1998, an option to purchase 200,000 shares may be exercised; (ii) Following October 1, 1998, an option to purchase an additional 200,000 shares may be exercised; and (iii) Following January 1, 1999, an option to purchase an additional 100,000 shares may be exercised.
   See "CERTAIN TRANSACTIONS."

(6)Harry Kletter has granted to third parties not affiliated with the Company options to purchase 400,000 shares of Common Stock at $4.00 per share. These options are currently exercisable. If all of the options were exercised, Harry Kletter would beneficially own 422,304 shares of the Common Stock, the resulting percent of class becoming 21.89%.

(7)Harry Kletter as the sole shareholder of K & R Corporation is deemed to have shared voting and investment power of the shares of Common Stock beneficially owned by K & R Corporation. Harry Kletter is President and Chief Executive Officer of K & R Corporation and Timothy Myers is Vice President of K & R Corporation.

(8)Does not include 350,000 shares of Common Stock beneficially owned by Harry Kletter, spouse of Roberta Kletter, or 472,304 shares of Common Stock beneficially owned by K & R Corporation, the sole shareholder of which is Harry Kletter, as to all of which shares Roberta Kletter disclaims beneficial ownership.

           See "ELECTION OF DIRECTORS" below for share ownership information with respect to nominees for election as directors.

                          ITEM I. ELECTION OF DIRECTORS

      The nominees for election as directors are Joseph H. Cohen, R. Michael Devereaux, Sean M. Garber, Harry Kletter and Dr. Barry N. Naft. Mr. Harry Kletter was elected by the shareholders at the 1997 Annual Meeting for a term expiring at 1998 Annual Meeting. The remaining members of the Board of Directors (the "Board") of the Company on November 15, 1997 filled the vacancy created by Roberta F. Kletter with Sean M. Garber and on February 12, 1998 filled the vacancies created by the resignations of Matthew L. Kletter, Timothy W. Myers and Peter V. Cullinan with Messrs. Cohen, Devereaux, and Naft. The Board accepted the resignations of Messrs. Cullinan, Myers and Matthew Kletter effective on February 12, 1998, and Mrs. Kletter on November 15, 1997. The Board elected each of Messrs. Cohen, Devereaux, Garber and Naft to serve a term expiring at the 1998 Annual Meeting. Messrs. Cohen, Devereaux, Garber and Naft have been nominated to serve their first full terms as directors of the Company. If elected, all directors will hold office until the 1999 Annual Meeting and until their respective successors have been elected and qualified.

      Shareholders voting at the Annual Meeting may not vote for more than the number of nominees listed in this Proxy Statement. Directors will be elected by a plurality of the total votes cast at the Annual Meeting. That is, the five nominees receiving the greatest number of votes for directors will be deemed elected directors. It is the intention of the persons named as proxies in the accompanying form of proxy (unless authority to vote therefor is specifically withheld) to vote for the election of the five nominees for directors. In the event that any of the nominees becomes unavailable (which is not now anticipated by the Company), the persons named as proxies have discretionary authority to vote for a substitute nominee designated by the present Board. The Board has no reason to believe that any of said nominees will be unwilling or unable to serve if elected.

      The following table contains certain information regarding each of the nominees for election as directors at this year's annual meeting. Each of these individuals has furnished the respective information shown. Except as otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares of Common Stock owned by him.

                                       Shares of Common Stock
      Name and            Year First    Beneficially Owned as
 Principal Occupation                 Became         of March 16, 1998
    with Company     Age  Director Number of Shares Percent of Class(1)

Joseph H. Cohen      52   1998        --             --
   Director

R. Michael Devereaux 51   1998        --             --
   Director

Sean M. Garber       31   1997        5,500          0.29%
   President and Chief
   Executive Officer

Harry Kletter        71   1983      822,304(2)(3)        42.62%
   Chairman of the Board,
   and Chief Executive Officer

Dr. Barry N. Naft    52   1998        --             --
   Director

(1)Based on 1,929,600 shares of Common Stock outstanding and exclusive of an additional 27,900 shares of Common Stock held by the Company as Treasury Stock.

(2)Exclusive of a non-qualified option to purchase 500,000 shares of the Common Stock at an exercise price of $5.00 per share granted by the Board on February 16, 1998 to Harry Kletter since the option is not presently exercisable within 60 days. The vesting schedule is as follows: (i) Following July 1, 1998, an option to purchase 200,000 shares may be exercised; (ii) Following October 1, 1998, an option to purchase an additional 200,000 shares may be exercised; and (iii) Following January 1, 1999, an option to purchase an additional 100,000 shares may be exercised.

(3)Harry Kletter has granted to third parties not affiliated with the Company options to purchase 400,000 shares of Common Stock at $4.00 per share. These options are currently exercisable. If all of the options were exercised, Harry Kletter would beneficially own 422,304 shares of the Common Stock, the resulting percent of class becoming 21.89%.

Nominees for Directors

JOSEPH H. COHEN has been a director of the Company since February, 1998. He is a managing partner of the law firm of Morris, Garlove, Waterman & Johnson PLLC, Louisville, Kentucky. He has practiced with this firm for 28 years and has been a practicing attorney for 28 years, specializing in Commercial Real Estate and Zoning Law, Corporate Law (including Mergers and Acquisitions), Health Law, Commercial Litigation, Transportation Law, Energy Law and Financial and Estate Planning. Mr. Cohen is a 1967 graduate of the University of Louisville School of Business and a 1970 graduate of the University of Louisville Brandeis College of Law. Mr. Cohen also serves as Counsel to K & R and Mr. Kletter on certain personal matters.

R. MICHAEL DEVEREAUX has been a director of the Company since February, 1998. He is the President of The Devereaux Company, Inc., a financial advisory and consulting firm, recently relocated to Louisville, Kentucky, after 10 years in Memphis, Tennessee. Prior to this time, Mr. Devereaux worked for 17 years in the corporate finance and accounting areas, last serving as Chief Financial Officer of Hunter Melnor, Inc. ("Hunter Melnor") in Memphis, Tennessee from 1984 to 1988. While at Hunter Melnor, Mr. Devereaux directed the management buyout of Hunter Fan Company, the acquisition of Kenroy International and Melnor Industries and the sale of Hunter Melnor in 1988. Mr. Devereaux has an undergraduate degree in Accounting from the University of Louisville and a Masters in Business Administration from the University of Memphis.

SEAN M. GARBER has been a director of the Company since December, 1997, when he also became Interim President. Mr. Garber became President effective February 5, 1998, and Chief Operating Officer on October 16, 1997. Mr. Garber joined the Company in November, 1996 as Vice President of Recycling. From 1989 to November 1996, Mr. Garber was an employee of, and held positions of general manager and marketing manager with, OmniSource, Inc. of Fort Wayne, Indiana, a waste disposal and recycling company. Mr. Garber graduated from Indiana University with a degree in Business Management.

HARRY KLETTER has been a director of the Company since 1983. In October, 1983 he was elected Chairman of the Board and Chief Executive Officer. Mr. Kletter served as President and Chief Executive officer of the Company from October 1983 until January 1988 and again from January 1990 until July 1991. Mr. Kletter resumed the duties of President and Chief Executive Officer on August 1, 1992 upon Edward List's resignation from this position. Mr. Sean M. Garber became Interim President on December 1, 1997, upon Harry Kletter's resignation from this position. Mr. Kletter continues to serve as Chief Executive Officer of the Company. Mr. Kletter is the sole shareholder of K & R. Prior to his involvement with the Company, Mr. Kletter was President and Chief Executive Officer of K & R, which is now a real estate holding company and materials processing company. Prior thereto, Mr. Kletter was the President of Tri-City Industrial Services, Inc., which corporation was involved in the transportation, disposal and management of solid waste. From 1980 to present, Mr. Kletter has been an investor in various other businesses including Outer Loop Industrial Park, Outer Loop Business Park, and Outer Loop Company, LLC., which are each real estate ventures.

DR. BARRY N. NAFT has been a director of the Company since February, 1998. He is President and Chief Executive Officer of ARInternational, Inc. ("ARI") of Potomac, Maryland. ARI provides engineering, technology and project development services for facilities engaged in the remanufacturing of industrial materials from waste products. From 1989 to 1996, he was President and Chief Executive Officer of Dow Environmental, Inc., a wholly owned subsidiary of the Dow Chemical Company. During that time, he led that company's expansion as a provider of environmental services from a financially troubled start-up to $100 million in revenues and 500 employees. Dr. Naft earned a doctorate in Nuclear Engineering from Purdue University (1968), and a Master of Science Degree (1966) and Bachelor of Science Degree in Chemical Engineering, both from Clarkson University.

      None of the directors hold another directorship in a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or subject to the requirements of
Section 15(d) of the Exchange Act or in a company registered as an investment company under the Investment Company Act of 1940, as amended. None of the directors of the Company has any family relationship with any other director or executive officer of the Company.

Meetings and Committees of the Board of Directors

      During 1997, the Board met one time and took action on eleven other occasions by unanimous written consent of the directors. The Board held two meetings in 1998 and took action on two other occasions by unanimous written consent. All incumbent directors attended at least 75% of the aggregate number of meetings of the Board and the committees of which they were members.

      The Compensation Committee is responsible for making recommendations to the Board regarding salaries and bonuses to be paid to Company executive officers. During the year ended December 31, 1997, this committee held no meetings. Harry Kletter (Chairman), Joseph H. Cohen and Dr. Barry N. Naft are presently members of this committee. The appointment of members to this committee occurred at the Board meeting on February 16, 1998.

      The Audit Committee confers with the Corporation's independent auditors regarding the scope and adequacy of annual audits; reviews reports from such independent auditors; and meets with the independent auditors to review the adequacy of the Company's accounting principles, financial controls and policies. The committee held no meetings during the year ended December 31, 1997. Sean M. Garber, R. Michael Devereaux and Dr. Barry N. Naft are presently members of this committee. The appointment of members to this committee occurred at the Board meeting on February 16, 1998.

      The Nominating Committee is empowered to recommend to the Board nominees for election as directors and persons to fill directors' vacancies and newly created directorships; recruit potential director candidates; recommend changes to the Board concerning the responsibilities and composition of the Board and committees; and review proxy comments received from shareholders in writing to the Nominating Committee, at the address of the Company's principal executive offices, not less than 45 days in advance of the date the Company's Proxy Statement was released to shareholders. Harry Kletter and Sean M. Garber currently serve as members of this committee. The appointment of members to this committee occurred at the Board meeting on February 16, 1998.

Compensation of Directors

      Mr. Harry Kletter, Chairman of the Board and Chief Executive Officer and Mr. Sean Garber, President and Chief Operating Officer granted a per diem of one thousand dollars ($1,000) per meeting for all non-employee directors, i.e. Messrs. Cohen, Devereaux and Naft.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section  16(a) of the  Exchange  Act  requires  the  Company's  directors, certain officers and persons who own more than ten percent (10%) of the outstanding Common Stock of the Company, to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations from reporting persons that no other reports including Forms 5 were required, all Section 16(a) filing requirements applicable to all of its officers and directors were complied with during fiscal 1997 with the following exceptions: K & R did not timely file a Form 4 covering one transaction; Mr. Harry Kletter did not timely file a Form 4 covering one transaction; Dr. Naft did not timely file a Form 3 upon his election to the Board; and Mr. Garber did not timely file a Form 4 covering one transaction. These reporting persons have subsequently filed these reports.

                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

      The following table sets forth cash and other compensation information for the fiscal years ended December 31, 1997, 1996 and 1995 paid or accrued by the Company, to (i) the Company's Chief Executive Officer, (ii) the President of the Company (the Chief Executive Officer and President being the two most highly compensated executive officers of the Company at December 31, 1997), and (iii) a former officer of the Company who ceased to be an executive officer of the Company during 1997, but would have been the only other executive officer of the Company whose total annual salary and bonus would have exceeded $100,000.


                           Summary Compensation Table
--------------------------------------------------------------------------

                                             Long Term Compensation
                                             ----------------------
                      Annual Compensation            Awards
                   ------------------------- ----------------------
  Name and                                   Restricted  Securities
  Principal                      Other Annual  Stock     Underlying  All Other
  Position     Year Salary  Bonus Compensation  Awards     Options  Compensation
 -------------------------------------------------------------------------------

Glenn Bierman  1997 $40,000                              100,000(4)
  Acting Chief
  Executive Officer
--------------------------------------------------------------------------------

Sean M. Garber 1997 $75,562 $7,000   $3,868(6)           125,000(4)   $3,000 (5)
  President and
  Chief Operating
  Officer (1)
--------------------------------------------------------------------------------

Harry Kletter   1997 (2) (3)           $975**
  President and 1996 (2)               $975**
  Chief Execut  1995 $100,000          $975**
  Officer
--------------------------------------------------------------------------------


** Includes taxable use of Company vehicle.

(1)Mr. Kletter served as both President and Chief Executive Officer of the Company until December 1, 1997 at which time Mr. Garber became Interim President. Mr. Kletter remains as Chief Executive Officer. See "ELECTION OF DIRECTORS - Nominees for Directors".

(2)K & R, the sole shareholder of which is Mr. Kletter, conducts significant business with the Company. Mr. Kletter receives compensation from K & R. See "EXECUTIVE COMPENSATION - Certain Transactions."

(3)The Board granted to Mr. Kletter an option to purchase 500,000 shares of the Common Stock at $5.00 per share on February 16, 1998 for past years services rendered, when he did not take a salary. See "EXECUTIVE COMPENSATION - Certain Transactions."

(4)The Securities Underlying Options granted are non-qualified stock options under the 1997 Employee Stock Option Plan.

(5)Mr. Garber received a bonus contribution to his 401K in the amount of $3,000. The total amount of compensation vests immediately and would not be affected by a change in control of the Company.

(6)The Garber Employment Agreement provides for a $1,000,000 life insurance policy, the quarterly premium is $817, equal to $3,268 annually, and the taxable use of a Company vehicle equal to $600.

All other executive officers of the Company earned less than $100,000.

Stock Options Granted

Following is a summary of stock option activity and number of shares reserved for outstanding options for the years ended December 31, 1997, 1996 and 1995:

                      Option/SAR Grants in Last Fiscal Year
                      -------------------------------------

                                                                      Grant Date
                    Individual Grants                            Value
---------------------------------------------------------------------------
                         % of
               Number of Total
               Securitie Options/
               Under-    SARs
               lying     Granted to     Exercise                 Grant
               Options/  Employees      or Base                  Date
               SARs      in Fiscal      Price     Expiration     Present
    Name       Granted(#)Year           ($/Share) Date           Value $(1)
---------------------------------------------------------------------------
Sean M. Garber 100,000(2)  1.00%         $5.00    10/31/1999   $4.75
                25,000(2)  1.00%         $1.00    10/26/2002   $5.50
---------------------------------------------------------------------------
Glenn Bierman  100,000(2)  1.00%         $5.00    10/31/1999   $4.75
---------------------------------------------------------------------------


(1)In the table above the column titled "Grant Date Present Value $" the valuation is based on the Nasdaq Market Price for the Company's Common Stock.

(2)The Securities Underlying Options granted are non-qualified stock options under the 1997 Employee Stock Option Plan.

Stock Option Exercises and Holdings

-------------------------------------------------------------------------
             Aggregated Option/SAR Exercise in Last Fiscal Year and
                            FY-End Option/SAR Values

-------------------------------------------------------------------------
                                        Number of
                                        Securities      Value of
                                        Underlying      Unexercised
                                        Unexercised     In-the-Money
            Shares                      Options/SARs at Options/SARs at
            Acquired On  Value          FY-End (#)      FY-End (#)
Name        Exercise(#)  Realized ($)   Exercisable     Exercisable (1)
-------------------------------------------------------------------------
Sean M.Garber 100,000           -           100,000           - (2)
               25,000           -            25,000          $87,500
-------------------------------------------------------------------------
Glenn Bierman 100,000           -           100,000           - (2)
-------------------------------------------------------------------------

All of the Aggregated Options listed above were exercisable at year ended December 31, 1997. To date the options remain unexercised.

(1)The dollar values for column heading "Value of Unexercised In-the-Money Options/SARs at FY-End ($) Exercisable" are calculated by determining the difference between the fair market value of the securities underlying the options and the exercise or base price of the options at exercise.

(2)The exercise price of these options is $5.00 per Share, the market value at the close of December 31, 1997 was $4.50 per Share; therefor these options were not in the money.

Employment Contracts

      In October 1997, the Company issued options to purchase 25,000 shares of the Common Stock and an additional option to purchase 100,000 shares of Common Stock to its Interim President and Chief Operating Officer, Sean M. Garber as a component of a five-year employment agreement (the "Garber Employment Agreement"), dated October 15, 1997, as amended on February 5, 1998, by and between the Company and Mr. Garber. The exercise price related to the options to purchase (i) the 25,000 shares is $1.00 per share and (ii) the 100,000 shares is $5.00 per share. Both such options are exercisable over a five year period. Compensation cost charged to operations in 1997 related to the option to purchase 25,000 shares was $14,974. The option to purchase 100,000 shares was at market value the day of the grant therefore no charges were associated with this option.

      The term of the Garber Employment Agreement is five years with salary measured on an annual basis from the date of Garber Employment Agreement as follows: First Year $104,000, Second Year at $110,000, Third Year at $120,000, Fourth Year at $130,000, and Fifth Year and thereafter $140,000 with incentive pay to be established by the Compensation Committee of the Board. The Garber Employment Agreement includes a covenant not to compete with the Company for a period of two years from the date of termination of the Garber Employment Agreement in a territory within a radius of 100 miles of the business operations of the Company. The Garber Employment Agreement provides for a $1,000,000 life insurance policy on the life of Mr. Garber, the beneficiaries of which are to be designated by Mr. Garber in addition to medical, dental, pension, retirement and disability benefits, vacation and other comparable benefits customarily made available to Company employees. The failure of the Company to review the Garber Employment Agreement, the disability of Mr. Garber, the resignation of Mr. Garber within 180 days of a change in control or the termination of Mr. Garber without cause will result in (i) the Company obligation to pay Mr. Garber twice his current annual salary payable in 24 equal monthly installments except for a change in control where the payment in full is due within 30 days of the change in control, and (ii) the immediate vesting of all options to purchase Common Stock held by Mr. Garber. Change in control means a transaction or series of transactions as a result of which (i) any person who does not currently own a majority of the outstanding voting stock of the Company acquires a majority of the outstanding voting stock of the Company; or (ii) the Company sells or otherwise disposes of all or substantially all of the assets or business operations of the Company to any other person; or (iii) the Company merges or consolidates with any other person; unless, in any such case, shareholders owning the outstanding voting stock of the Company immediately prior to the consummation of such transaction or transactions will own, upon consummation of such transaction or transactions, at least a majority of the outstanding shares of voting stock of the person acquiring the shares or assets of the Company or surviving the merger or consolidation of the Company in the transaction(s). The Garber Employment Agreement terminates upon the death or disability (at the end of the Company's long-term disability coverage) of Mr. Garber, subject to the rights of Mr. Garber with respect to disability described above. Mr. Garber may resign and terminate the Garber Employment Agreement upon 90 days prior written notice. The Board may terminate the Garber Employment Agreement for cause, which shall terminate 30 days after notice to Mr. Garber from the Board. Causes for termination are (i) Mr. Garber engaging in competition with the Company or its subsidiaries, which is substantially harmful to their business, (ii) abuse of intoxicants so as to affect the ability of Mr. Garber to conduct Company business in a proper and prudent manner; (iii) felony conviction of Mr. Garber, or (iv) material breach by Mr. Garber of the Garber Employment Agreement and a failure or refusal to remedy such breach within 30 days of written notice of such breach. The Company may terminate the Garber Employment Agreement without cause at any time, however Mr. Garber is entitled to the benefits described above.

     In August 1997, the Company entered into an Engagement of Services Agreement (the "Services Agreement"), with Glenn Bierman of Tycon Equity Partners. The Services Agreement provided for Bierman to receive $20,000 per month retainer as Acting Chief Executive Officer, including office space overhead, and staff expenses (including but not limited to one secretary and one assistant). The Company also provided Mr. Bierman with a $5,000 per month expense retainer and granted to Bierman an option to purchase 100,000 shares of Common Stock at $5.00 per share, such option to expire on October 31, 1999. This option vested in full at the date of grant. The Services Agreement outlined the terms, compensation, option, bonus and 401K if Bierman became Chief Executive Officer. For his compensation, Mr. Bierman agreed, among other items to provide overall management and business consulting services to the Company. However, the Company did not extend an offer to Mr. Bierman to become Chief Executive Officer within the four month period, terminating the Services Agreement in November, 1997.

Amendment to Employee Stock Option Plan

      On February 11, 1998 the Board of the Company ratified an action to reserve an additional 230,000 authorized but unissued Shares of Common Stock to the Company's 1997 Employee Stock Option Plan (the "Plan"), dated April 11, 1997. The Board action only approves the additional reservation to the portion of the Plan providing for non-qualified stock options.

Certain Transactions

      Matthew L. Kletter, Esq., formerly a director, Secretary and Vice President of Legal Affairs of the Company, maintains a law practice in New York, New York. During 1997, he provided legal services to both the Company and K & R, the sole shareholder of which is Harry Kletter, the President until December 1, 1997 and Chief Executive Officer of the Company. For his legal services during 1997 to the Company, Mr. Matthew Kletter received $8,000. Matthew L. Kletter resigned as Director, Secretary and Vice President of Legal Affairs of the Company effective February 1998. There were no disagreements between Matthew L. Kletter and the Company.

      In April 1992 the Company entered into a management agreement with K & R. K & R is an affiliate of the Company and solely owned by the Company's principal stockholder, Harry Kletter. Under this management agreement, the Company was responsible for the management of the scrap and corrugated paper recycling for K & R and in addition purchased certain rental equipment and scrap metal inventories from K & R. For its management efforts, the Company retained 80% of the profits generated from the K & R operation(s) pursuant to an amendment to this management agreement, dated as of October 30, 1995, and effective January 1, 1996 through December 31, 1997.

      Effective January 1, 1997, the Company leased from K & R, an affiliate of the Company and K & R, the sole shareholder of which is Harry Kletter (the Chief Executive Officer of the Company), a 23,000 square foot/office warehouse building located adjacent to the Louisville, Kentucky headquarters facility of the Company. The lease payments are $20,000 per month representing a per month rental less than the rental paid by the previous tenant of this space. This previous tenant is unaffiliated with either the Company or K & R. Company management, operational management of the Leasing division and the WESSCO division of the Company occupy the office space.

      In February 1998, the Board of the Company ratified a Lease Agreement by and between K & R, an affiliate of the Company and the sole shareholder of which is Harry Kletter (the Chief Executive Officer of the Company), and the Company for a term of five years with an effective date of January 1, 1998. The rent is in the amount of $37,500 paid per month or equal to $450,000 annually ("The Fixed Minimum Rent") for approximately 24.5 acres of land and the improvements thereon, which are located at 7100 Grade Lane in Louisville, Kentucky. The Fixed Minimum Rent is consistent with the terms of a 1997 Appraisal Report prepared by a member of the Appraisal Institute for use by a lender of K & R, employing the Income Capitalization Approach in its fair rental valuation of the Leased Premises. The principal improvements consist of an approximately 22,750 square foot building used as the Corporate Office, an approximately 8,286 square foot building used for Computerized Waste Systems offices (a division of the Company), an approximately 13,995 square foot building used as the paper recycling plant, and an approximately 51,760 square foot building used as the recycling offices and warehouse space, with a remaining 15,575 square feet of space contained in five (5) buildings ranging in size from approximately 8,000 to 256 square feet.

      The Fixed Minimum Rent adjusts each five years, including each of the Option Periods, in accordance with the Consumer Price Index. The Fixed Minimum Rent also increases to $750,000 per annum and $62,500 per month in the event of a "change in control" of the Company. Under the Lease, "change in control" means a transaction or series of transactions as a result of which (i) any person who does not currently own a majority of the outstanding stock of the Company acquires a majority of the outstanding stock of the Company, (ii) the Company sells or otherwise disposes of all or substantially all of the assets or business operations of the Company to any other person; or (iii) the Company merges or consolidates with any other person; unless, in any such case, shareholders owning the outstanding voting stock of the Company immediately prior to the consummation of such transaction or transactions will own, upon consummation of such transaction or transactions, at least a majority of the outstanding shares of the voting stock of the person acquiring the shares or assets of the person acquiring the Company or surviving the merger or consolidation of the Company in the transaction(s).

      The Lease provides that the Leased Premises may be used by the Company in its metal recycling and recycled paper sorting and bailing businesses, and for its corporate offices. The Company covenants to use and occupy the Leased Premises in a careful, safe and proper manner, among other covenants the Company agrees to and typically contained in a net lease to a tenant. Without the prior consent of K & R (and in the case of (ii) below the prior consent of any mortgagee of K & R) the Company may not (i) make any structural alterations, improvements or additions to the Leased Premises, or (ii) assign (including a change of control) or sublet the Leased Premises. The Lease provides for indemnification of K & R by the Company for all damages arising out of the Company's use or condition of the Leased Premises excepting therefrom K & R's negligence. The Lease further provides that the Company will agree to subordinate its leasehold interest to the mortgage interest of any mortgagee of K & R.

      The Lease provides for termination by the Company upon damage (the "Damage") by fire or other casualty that cannot be reasonably repaired within, in most instances, 120 days of the Damage. All rent ceases as of the "injury date" under these circumstances. The Lease also terminates upon condemnation of the Leased Premises in whole, with a condemnation of a portion of the Leased Premises resulting in an equitable adjustment of the Fixed Minimum Rent. Events of Default under the Lease include (i) failure by the Company to pay the Fixed Minimum Rent for 10 days after written demand therefor, (ii) any other default in the observance or performance by the Company of any of the other covenants, agreements or conditions of the Lease, which shall continue for 30 days after written notice, unless the Company shall have commenced and shall be diligently pursuing curing such default, (iii) certain bankruptcy or related events affecting the Company, (iv) vacation of the Leased Premises by the Company, or
(v) the transfer or devolution whether by operation of law or otherwise of the Lease or the Company's estate or of any of the Company's interest to anyone other than K & R. Upon the occurrence of an event of default, K & R may, at its option, terminate the Lease and enter into and take possession of the Leased Premises with the right to sue for and collect all amounts due, including damages.

      Also, in February 1998, the Board of the Company ratified a Consulting Agreement effective as of January 2, 1998, by and between K & R, as consultant, and the Company, which remains in effect until December 31, 2007, with automatic annual renewals thereafter unless one party provides written notice to the other party of its intent not to renew at least six months in advance of the next renewal date. K & R is an affiliate of the Company and the sole shareholder of K & R is Harry Kletter, the Chief Executive Officer of the Company. K & R shall provide strategic planning and development to the Company, including advice on management activities, advertising, financial planning and mergers and acquisitions. The Company shall be responsible for all of K & R's expenses and pay to K & R $240,000 in equal monthly installments of $20,000 in connection with the consulting activities.

      On February 16, 1998, the Board of the Company granted to Harry Kletter an option to purchase 500,000 shares of Common Stock at an exercise price of $5.00 per share for past services rendered to the Company. The vesting schedule of the option is as follows: (i) Following July 1, 1998, the option to purchase 200,000 shares may be exercised; (ii) Following October 1, 1998 the option to purchase an additional 200,000 shares may be exercised; and (iii) Following January 1, 1999, the option to purchase an additional 100,000 shares may be exercised. The options expire on January 16, 2003.

              BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

      This report reflects the Company's compensation policies with respect to its executive officers, as endorsed by the Board, and the resulting actions taken by the Company for the reporting periods shown.

      The Company through its executive compensation policies seeks to provide compensation that will enable the Company to attract and maintain quality executives in the competitive market place. The Company believes in a pay-for-performance policy, to align results for the executive, the Company and the shareholder. Currently, the executive compensation program of the Company is comprised of salary, annual cash incentive bonus opportunity, long term incentives such as stock options and the employee 401K in which executives can participate.

      To further establish and standardize the Company's compensation program policies the Board of Directors elected a Compensation Committee in February 1998. The Board established the Compensation Committee to review current policies, as well as to enact new policies. In this way the Company believes that it will be able to maintain its competitive edge when recruiting, as well as to retain valuable employees.

      The compensation for both Harry Kletter as the Company's Chief Executive Officer and to Sean Garber as the President of the Company was determined by the Board considering the criteria set forth in this report. Additionally the Board granted to Mr. Kletter the option to purchase 500,000 shares of Common Stock at $5.00 per share. See "CERTAIN TRANSACTIONS."

Submitted by the Board of Directors,

Joseph H. Cohen                Harry Kletter
R. Michael Devereaux           Dr. Barry N. Naft
Sean M. Garber

                                PERFORMANCE GRAPH

      The following performance graph compares the performance of the Company's Common Stock to the Russell 2000 Index and to a peer group for the period commencing November 30, 1995. Since there is no nationally recognized industry index consisting of consultants in the business of retail and industrial waste management sales and service of waste handling equipment to be used as a peer group index, the Company constructed its own peer group. This peer group is comprised of five companies which represent the other public companies in the industry - Allied Waste Industries, Johnson Controls, Inc., Republic Industries, Inc., TransAmerica Waste, Inc., and USA Waste Services, Inc. The returns of each member of the peer group are weighted according to each member's stock market capitalization as of the beginning of the period measured. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at November 30, 1995 and that all dividends were reinvested. The only change to this peer group from the peer group used in the proxy statement for the Company dated April 21, 1997 is the deletion of United Waste Systems, Inc. This deletion is due to United Waste Systems, Inc. merger with another public company.

VALUE LINE INSTITUTIONAL
SERVICES
1-800-531-1425

Total Returns
Issue                   Ticker           1995        1996         1997
-----                   ------           ----        ----         ----

ALLIED WASTE INDS INC   AWIN            -3.39       29.82       152.03
JOHNSON CTLS INC        JCI             -0.13       23.35        17.52
REPUBLIC INDS INC       RII             34.42       72.67       -25.25
TRANSAMERICAN WASTE     WSTE             9.09      -27.08        39.95
USA WASTE SVCS INC      UW             -10.12       68.87        23.14

Market Capitalizations
Issue                   Ticker           1995        1996         1997
-----                   ------           ----        ----         ----

ALLIED WASTE INDS INC   AWIN        214,641,000   214,641,000   568,153,500
INDUSTRIAL SVCS AMER    IDSA         11,244,914    12,542,353    19,462,500
JOHNSON CTLS INC        JCI       2,827,069,000 2,827,069,000 3,472,462,500
REPUBLIC INDS INC       RII       2,226,709,000 2,226,709,000 7,089,469,032
TRANSAMERICAN WASTE     WSTE         44,471,000    44,471,000    33,336,368
USA WASTE SVCS INC      UW        1,144,939,000 1,144,939,000 4,547,415,000

Summary Data
Name                                     1995        1996         1997
----                                     ----        ----         ----

INDUSTRIAL SVCS AMER                    11.54       55.17       -60.00
Standard & Poors 500                     1.85       23.25        33.38
Peer Group                               9.97       48.30         4.76

Graph Plot Points
Name                        11/30/95     1995        1996         1997
----                        --------     ----        ----         ----

INDUSTRIAL SVCS AMER        100.00     111.54      173.08        69.23
Standard & Poors 500        100.00     101.85      125.52       167.42
Peer Group                  100.00     109.97      163.08       170.84

PERFORMANCE GRAPH

(Description for EDGAR)

Line Graph of the Following Points Comparison

                          11/30/95  1995      1996      1997
Industrial Services of    100.00   111.54    173.08    69.23
America
Standard & Poors 500      100.00   101.85    125.52    167.42
Peer Group                100.00   109.97    163.08    170.84

                 ITEM II. RATIFICATION OF INDEPENDENT AUDITORS

      The Company's Form 10-K Annual Report to Shareholders for the fiscal year ended December 31, 1997, including financial statements and the report of Crowe, Chizek and Company, LLC thereon, is being mailed with this Proxy Statement to each of the Company's shareholders of record at the close of business on April 23, 1998. The Board has selected Crowe, Chizek and Company, LLC as independent auditors of the Company's accounts for the fiscal year ending December 31, 1998. This selection will be presented to shareholders for ratification at the Annual Meeting. If the shareholders fail to ratify this selection, the matter of the selection of independent auditors will be reconsidered by the Board. Representatives of Crowe, Chizek and Company, LLC are not expected to be present at the Annual Meeting.

      The selection of Crowe, Chizek and Company, LLC will be deemed ratified if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will not be counted as votes cast either for or against the proposal.

                              SHAREHOLDER PROPOSALS

      Proposals of shareholders intended to be presented at the next annual meeting of shareholders must be received by the Company at its principal executive offices in Louisville, Kentucky on or before December 23, 1998 for inclusion in the Company's proxy statement and form of proxy relating to that meeting and must comply with the applicable requirements of the federal securities laws.

                                  OTHER MATTERS

      The Board knows of no business, which will be presented for consideration at the Annual Meeting other than that described above. However, if any such other business should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies in respect of any such business in accordance with their best judgment.


                               By Order of the Board of Directors


                                Cheryl A. Bennett
                               Corporate Secretary

Louisville, Kentucky
April 23, 1998